Exhibit 99.1

FOR IMMEDIATE RELEASE:

PACKAGING CORPORATION OF AMERICA DECLARES QUARTERLY DIVIDEND

Lake Forest, IL February 25, 2016 – Packaging Corporation of America (NYSE: PKG) announced today that its Board has approved a regular quarterly dividend of $0.55 per share on its common stock. The quarterly dividend of $0.55 per share will be paid to shareholders of record as of March 15, 2016 with a payment date of April 15, 2016. Future declaration of quarterly dividends, and the establishment of future record and payment dates, are subject to the final determination by PCA’s Board of Directors.

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States and the third largest producer of uncoated freesheet paper in North America. PCA operates eight paper mills and 93 corrugated products plants and related facilities.

Contact: Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS: (877) 454-2509

PCA Web Site:   www.packagingcorp.com